Exhibit 3.1

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ANNEXON, INC.

Annexon, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.    The name of the Corporation is Annexon, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 3, 2011.

2.    The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 15, 2011, the Corporation’s Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 1, 2013, the Corporation’s Third Amended and Restated Certificate of Incorporation was filed with the Secretary of the State of Delaware on December 10, 2014, the Corporation’s Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 3, 2016 and the Corporation’s Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 4, 2018.

3.    This Sixth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

4.    The text of the Fifth Amended and Restated Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Annexon, Inc. has caused this Sixth Amended and Restated Certificate of Incorporation to be signed by Douglas Love, a duly authorized officer of the Corporation, on June 29, 2020.

/s/ Douglas Love

Douglas Love, Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the Corporation is Annexon, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 3500 South DuPont Highway, City of Dover, County of Kent, zip code 19901. The name of the registered agent at such address is Incorporating Services, Ltd.

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is four hundred twenty-two million, five hundred sixty-seven thousand, nine hundred twenty-four (422,567,924), consisting of two hundred thirty-nine million, one hundred thousand (239,100,000) shares of common stock, $0.001 par value per share (“Common Stock”), and one hundred eighty-three million, four hundred sixty-seven thousand, nine hundred twenty-four (183,467,924) shares of Preferred Stock, $0.001 par value per share. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of one million fifteen thousand four hundred thirty-four (1,015,434) shares; the second series of Preferred Stock shall be designated “Series A-1 Preferred Stock” and shall consist of sixteen million, three hundred ninety-eight thousand, nine hundred ninety-five (16,398,995) shares; the third series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of thirty eight million, seven hundred seventy-eight thousand, ninety (38,778,090) shares; the fourth series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of fifty-five million, five hundred fifty-five thousand, five hundred forty-six (55,555,546) shares; and the fifth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of seventy-one million, seven hundred nineteen thousand, eight hundred fifty-nine (71,719,859) shares.

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1.    Definitions. For purposes of this Sixth Amended and Restated Certificate of Incorporation, the following definitions shall apply:

(a)    “Affiliate” shall mean, with respect to any specified person, any other person who or which, directly or indirectly, controls, is controlled by or is under common control with such specified person, including, without limitation any partner, member, officer, director, manager or employee of such person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such person.

(b)    “Board of Directors” shall mean the Board of Directors of the Corporation.

(c)    “Conversion Price” shall mean the Series D Conversion Price, Series C Conversion Price, Series B Conversion Price, Series A-1 Conversion Price or Series A Conversion Price, as applicable.

(d)    “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(e)    “Corporation” shall mean Annexon, Inc.

(f)    “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable solely in Common Stock or the purchase or redemption of shares of the Corporation by the Corporation or its subsidiaries for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation upon termination of their employment or services pursuant to agreements in effect at the Effective Time or approved by the Board of Directors after the Effective Time and providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements in effect at the Effective Time or approved by the Board of Directors after the Effective Time providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, provided that such settlement is approved by the Board of Directors (including at least three of the Preferred Directors), and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the Requisite Preferred Consent.

(g)    “Dividend Rate” shall mean $0.085 per share for the Series D Preferred Stock; $0.081 per share for the Series C Preferred Stock; $0.069 per share for the Series B Preferred Stock and $0.063 per share for the Series A-1 Preferred Stock (each as subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(h)    “Effective Time” shall mean the time and date of the filing of this Sixth Amended and Restated Certificate of Incorporation.

(i)    “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(j)    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(k)    “Preferred Stock” shall mean, collectively, the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock and the Series D Preferred Stock.

(l)    “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(m)    “Requisite Preferred Consent” shall mean the consent or vote of the holders of at least sixty percent (60%) of the outstanding shares of Preferred Stock, voting as a single class and on an as-converted basis.

(n)    “Series A Conversion Price” as of the Effective Time shall mean $0.9848 per share for the Series A Preferred Stock (subject to adjustment from time to time after the Effective Time for Recapitalizations and as otherwise set forth elsewhere herein).

(o)    “Series A-1 Conversion Price” as of the Effective Time shall mean $1.05 per share for the Series A Preferred Stock (subject to adjustment from time to time after the Effective Time for Recapitalizations and as otherwise set forth elsewhere herein).

(p)    “Series B Conversion Price” as of the Effective Time shall mean $1.15 per share for the Series B Preferred Stock (subject to adjustment from time to time after the Effective Time for Recapitalizations and as otherwise set forth elsewhere herein).

(q)    “Series C Conversion Price” as of the Effective Time shall mean $1.35 per share for the Series C Preferred Stock (subject to adjustment from time to time after the Effective Time for Recapitalizations and as otherwise set forth elsewhere herein).

(r)    “Series D Conversion Price” as of the Effective Time shall mean $1.4222 per share for the Series D Preferred Stock (subject to adjustment from time to time after the Effective Time for Recapitalizations and as otherwise set forth elsewhere herein).

(s)    “Series A Distribution Preference” as of the Effective Time shall mean $0.9848 per share for the Series A Preferred Stock (subject to adjustment from time to time after the Effective Time for Recapitalizations and as otherwise set forth elsewhere herein).

(t)    “Series A-1 Distribution Preference” as of the Effective Time shall mean $1.05 per share for the Series A-1 Preferred Stock (subject to adjustment from time to time after the Effective Time for Recapitalizations and as otherwise set forth elsewhere herein).

(u)    “Series B Distribution Preference” as of the Effective Time shall mean $1.15 per share for the Series B Preferred Stock (subject to adjustment from time to time after the Effective Time for Recapitalizations and as otherwise set forth elsewhere herein).

(v)    “Series C Distribution Preference” as of the Effective Time shall mean $1.35 per share for the Series C Preferred Stock (subject to adjustment from time to time after the Effective Time for Recapitalizations and as otherwise set forth elsewhere herein).

(w)    “Series D Distribution Preference” as of the Effective Time shall mean $1.4222 per share for the Series D Preferred Stock (subject to adjustment from time to time after the Effective Time for Recapitalizations and as otherwise set forth elsewhere herein).

(x)    “Series A Original Issue Price” as of the Effective Time shall mean $0.9848 per share for the Series A Preferred Stock (subject to adjustment from time to time after the Effective Time for Recapitalizations and as otherwise set forth elsewhere herein).

(y)    “Series A-1 Original Issue Price” as of the Effective Time shall mean $1.05 per share for the Series A-1 Preferred Stock (subject to adjustment from time to time after the Effective Time for Recapitalizations and as otherwise set forth elsewhere herein).

(z)    “Series B Original Issue Price” as of the Effective Time shall mean $1.15 per share for the Series B Preferred Stock (subject to adjustment from time to time after the Effective Time for Recapitalizations and as otherwise set forth elsewhere herein).

(aa)    “Series C Original Issue Price” as of the Effective Time shall mean $1.35 per share for the Series C Preferred Stock (subject to adjustment from time to time after the Effective Time for Recapitalizations and as otherwise set forth elsewhere herein).

(bb)    “Series D Original Issue Price” as of the Effective Time shall mean $1.4222 per share for the Series D Preferred Stock (subject to adjustment from time to time after the Effective Time for Recapitalizations and as otherwise set forth elsewhere herein).

(cc)    “Series A Preferred Distribution Threshold Amount” as of the Effective Time shall mean $1.9696 per share for the Series A Preferred Stock (subject to adjustment from time to time after the Effective Time for Recapitalizations and as otherwise set forth elsewhere herein).

(dd)     “Series A-1 Preferred Distribution Threshold Amount” as of the Effective Time shall mean $2.10 per share for the Series A-1 Preferred Stock (subject to adjustment from time to time after the Effective Time for Recapitalizations and as otherwise set forth elsewhere herein).

(ee)    “Series B Preferred Distribution Threshold Amount” as of the Effective Time shall mean $2.30 per share for the Series A-1 Preferred Stock (subject to adjustment from time to time after the Effective Time for Recapitalizations and as otherwise set forth elsewhere herein).

(ff)    “Series C Preferred Distribution Threshold Amount” as of the Effective Time shall mean $2.70 per share for the Series C Preferred Stock (subject to adjustment from time to time after the Effective Time for Recapitalizations and as otherwise set forth elsewhere herein).

(gg)    “Series D Preferred Distribution Threshold Amount” as of the Effective Time shall mean $2.8444 per share for the Series D Preferred Stock (subject to adjustment from time to time after the Effective Time for Recapitalizations and as otherwise set forth elsewhere herein).

2.    Dividends.

(a)    Preferred Stock.

(i)    In any calendar year, the holders of the outstanding shares of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and the outstanding shares of Series A-1 Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time available therefor, at the Dividend Rate applicable to such series of Preferred Stock, payable on a pari passu basis and in preference and priority to any declaration or payment of any Distribution on Series A Preferred Stock or Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Series A Preferred Stock or Common Stock unless all declared dividends on the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and the Series A-1 Preferred Stock have been paid to the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and the Series A-1 Preferred Stock holders, respectively. The right to receive dividends on shares of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A-1 Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A-1 Preferred Stock by reason of the fact that dividends on said shares are not declared or paid.

(ii)    In any calendar year, subject to the prior dividend rights of the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and the Series A-1 Preferred Stock set

forth in Section 2(a)(i), and the consent of the Requisite Preferred Consent, the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time available therefor, payable in preference and priority to any declaration or payment of any dividend on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock unless all declared dividends on the Series A Preferred Stock have been paid to the Series A Preferred Stock holders. The right to receive dividends on shares of Series A Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared or paid.

(b)    Common Stock. Dividends may be paid on the Common Stock when, as and if declared by the Board of Directors, subject to the prior dividend rights of the Preferred Stock and to Section 8 and to Section 2(c) below.

(c)    Additional Dividends. The Corporation shall not declare, set aside or pay any dividends on any share of Common Stock (other than dividends on Common Stock payable solely in Common Stock) unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section 2) is declared, set aside or paid with respect to all outstanding shares of Preferred Stock in an amount for each such share of Preferred Stock at least equal to the aggregate amount of the dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted, calculated on the record date for determination of holders entitled to receive such dividend.

(d)    Consent to Certain Distributions. As authorized by Section 402.5(c) of the California Corporations Code, if Section 502 or Section 503 of the California Corporations Code is applicable to a payment made by the Corporation then such applicable section or sections shall not apply if such payment is a payment made by the Corporation in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements in effect at the Effective Time or approved by the Board of Directors after the Effective Time and providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements in effect at the Effective Time or approved by the Board of Directors (including at least three of the Preferred Directors) after the Effective Time providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, provided that such settlement is approved by the Board of Directors (including at least three of the Preferred Directors), (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by Requisite Preferred Consent.

(e)    Waiver of Dividends. Any dividend preference of any series of Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of the majority of the outstanding shares of such series; provided that, (i) with respect to any series vote of the holders of Series B Preferred Stock, such majority shall include at least three of the four largest holders of Series B Preferred Stock (with shares held by Affiliates aggregated for purposes of determining the largest holders) (the “Series B Waiver”) and (ii) with respect to any series vote of the holders of Series C Preferred Stock, such majority shall include a holder or holders of at least 7,400,000 shares of Series C Preferred Stock (as adjusted for stock splits, recapitalizations and similar events) in the aggregate (the “Series C Waiver”).

3.    Liquidation Distribution Rights.

(a)    Tier 1 Distributions. In the event of any Deemed Liquidation Event (as defined below), either voluntary or involuntary, the holders of the Series D Preferred Stock, Series C Preferred Stock, Series B

Preferred Stock and Series A-1 Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock or Common Stock by reason of their ownership of such stock, (w) an amount per share for each share of Series D Preferred Stock held by them equal to the sum of (i) the Series D Distribution Preference specified for such share of Series D Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series D Preferred Stock, (x) an amount per share for each share of Series C Preferred Stock held by them equal to the sum of (i) the Series C Distribution Preference specified for such share of Series C Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series C Preferred Stock, (y) an amount per share for each share of Series B Preferred Stock held by them equal to the sum of (i) the Series B Distribution Preference specified for such share of Series B Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock, and (z) an amount per share for each share of Series A-1 Preferred Stock held by them equal to the sum of (i) the Series A-1 Distribution Preference specified for such share of Series A-1 Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series A-1 Preferred Stock. If upon a Deemed Liquidation Event, the assets of the Corporation available for Distribution to the holders of the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A-1 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation available for Distribution shall be distributed with equal priority and pro rata among the holders of the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A-1 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b)    Tier 2 Distributions. In the event of any Deemed Liquidation Event, either voluntary or involuntary, after the payment of all preferential amounts required to be paid to the holders of shares of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A-1 Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to the sum of (i) the Series A Distribution Preference specified for such share of Series A Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series A Preferred Stock. If upon a Deemed Liquidation Event, and after the payment of all preferential amounts required to be paid to the holders of shares of Series A-1 Preferred Stock, the assets of the Corporation available for Distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(b), then the remaining assets of the Corporation available for Distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(b).

(c)    Tier 3 Distributions. After the payment of all preferential amounts required to be paid to the holders of shares of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-1 Preferred Stock and Series A Preferred Stock pursuant to Sections 3(a) and 3(b) above, Distributions by the Corporation shall be distributed, with equal priority and pro rata (but subject to the below proviso) among the holders of the Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them with the shares of Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate, until the aggregate amount of all Distributions paid with respect to each share of Preferred Stock equals, with respect to the Series D Preferred Stock, the Series D Preferred Distribution Threshold Amount; with respect to the Series C Preferred Stock, the Series C Preferred Distribution Threshold Amount; with respect to the Series B Preferred Stock, the Series B Preferred Distribution Threshold Amount, with respect to the Series A-1 Preferred Stock, the Series A-1 Preferred Distribution Threshold Amount, and with respect to the Series A Preferred Stock, the Series A Preferred Distribution Threshold Amount; and provided, that the aggregate amount of all Distributions paid with respect to each share of Series D Preferred Stock shall not exceed the Series D Preferred Distribution Threshold Amount, the aggregate amount of all Distributions paid with respect to each share of Series C Preferred Stock shall not exceed the Series C Preferred Distribution Threshold Amount, the aggregate amount of all Distributions paid with respect to each share of Series B Preferred Stock shall not exceed the Series B Preferred Distribution Threshold Amount, the aggregate amount of all Distributions paid with respect to each share of Series A-1 Preferred Stock shall not exceed the Series A-1 Preferred Distribution Threshold Amount, and the aggregate amount of all Distributions paid with respect to each share of Series A Preferred Stock shall not exceed the Series A Preferred Distribution Threshold Amount.

(d)    Tier 4 Distributions. After Distributions equal to the Series D Preferred Distribution Threshold Amount with respect to the holders of Series D Preferred Stock, the Series C Preferred Distribution Threshold Amount with respect to the holders of Series C Preferred Stock, the Series B Preferred Distribution Threshold Amount with respect to the holders of Series B Preferred Stock, the Series A-1 Preferred Distribution Threshold Amount with respect to the holders of Series A-1 Preferred Stock, and the Series A Preferred Distribution Threshold Amount with respect to the holders of Series A Preferred Stock have been paid with respect to each share of Preferred Stock, pursuant to Section 3(c), Distributions by the Corporation shall be distributed pro rata among the holders of Common Stock in proportion to the number of shares of Common Stock held by them.

(e)    Reorganization. For purposes of this Sixth Amended and Restated Certificate of Incorporation, “Deemed Liquidation Event” shall mean a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another Person by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets or intellectual property of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The treatment of any transaction or series of related transactions as a Deemed Liquidation Event pursuant to clause (i) or (ii) of the preceding sentence may be waived by the Requisite Preferred Consent.

(f)    Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any Distribution are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors (including at least three of the Preferred Directors), except that any publicly-traded securities to be distributed to stockholders in a Deemed Liquidation Event shall be valued as follows:

(i)    if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the 10 trading-day period ending five trading days prior to the Distribution;

(ii)    if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the 10 trading-day period ending five trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this Section 3(f), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange or the Nasdaq Stock Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(g)    Allocation of Escrow and Contingent Consideration. In the event of any Deemed Liquidation Event pursuant to Section 3(e)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement for such transaction shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 3 as if the Initial Consideration were the only consideration payable in connection with such transaction and (ii) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 3(g) after taking into account the previous payment of the Initial Consideration and the previous payment of any additional consideration as part of the same transaction.

(h)    Deemed Conversion. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive in the event of a Deemed Liquidation Event (an “Acquisition Distribution”), each such holder of shares of a series of Preferred Stock shall be entitled to receive proceeds from each such Acquisition Distribution until the aggregate consideration such holder of shares of a series of Preferred Stock would receive under this Section 3 is less than the aggregate consideration such holder of shares of a series of Preferred Stock would have received had such holder not converted such series of Preferred Stock into shares of Common Stock immediately prior to the Deemed Liquidation Event, at which point such holder’s shares of such series of Preferred Stock will automatically be deemed to have converted to Common Stock immediately prior to the Deemed Liquidation Event, and all further consideration for such series of Preferred Stock will be calculated on an as-converted to Common Stock basis. For clarity, (i) holders of shares of Preferred Stock shall not be required to elect whether to convert their shares at the time of any payment that is addressed by Section 3(g) above, and (ii) if any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock and the aggregate per share consideration that such holder receives pursuant to this Section 3 shall be no greater than the aggregate per share consideration by other holders of Common Stock pursuant to this Section 3(h).

4.    Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a)    Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, and without the payment of additional consideration by the holder thereof, at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Series D Original Issue Price, with respect to Series D Preferred Stock, Series C Original Issue Price, with respect to Series C Preferred Stock, Series B Original Issue Price, with respect to Series B Preferred Stock, Series A-1 Original Issue Price, with respect to Series A-1 Preferred Stock, and Series A Original Issue Price, with respect to Series A Preferred Stock, by the Series D Conversion Price, with respect to Series D Preferred Stock, Series C Conversion Price, with respect to Series C Preferred Stock, Series B Conversion Price, with respect to Series B Preferred Stock, Series A-1 Conversion Price, with respect to Series A-1 Preferred Stock, and Series A Conversion Price, with respect to Series A Preferred Stock. The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series. Following the Effective Time, upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b)    Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, nonassessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm-commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the aggregate net proceeds to the Corporation are greater than $50,000,000 (a “Qualified Public Offering”) or (ii) upon the receipt by the Corporation of a written request for such conversion approved by the Requisite Preferred Consent, or, if later, the effective date for conversion specified in such requests. Each of the events referred to in this Section 4(b) are referred to herein as an “Automatic Conversion Event” with respect to the shares of Preferred Stock subject to automatic conversion.

(c)    Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale or liquidation of the Corporation, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction.

(d)    Adjustments to Conversion Price for Diluting Issues.

(i)    Special Definition. For purposes of this Section 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Sixth Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of:

(1)    shares of Common Stock actually issued upon the conversion of the Preferred Stock;

(2)    shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to any plan approved by the Board of Directors, including at least three of the Preferred Directors;

(3)    shares of Common Stock issued or issuable upon the exercise or conversion of Options or Convertible Securities (other than the Preferred Stock);

(4)    shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Sections 4(e), 4(f) or 4(g) hereof;

(5)    shares of Common Stock issued or issuable as consideration pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors;

(6)    shares of Common Stock issued upon closing of a firm-commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act;

(7)    shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors;

(8)    shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships; provided that such issuances are approved by the Board of Directors; and

(9)    shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors.

(ii)    No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Sections 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii)    Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the Effective Time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1)    no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)    if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3)    no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4)    upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a)    in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b)    in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5)    if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(d)(iii) as of the actual date of their issuance.

(iv)    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v)    Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1)    Cash and Property. Such consideration shall:

(a)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b)    insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c)    in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii) shall be determined by dividing:

(a)    the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(b)    the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)    Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f)    Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Series D

Original Issue Price, the Series D Distribution Preference, and the Series D Preferred Distribution Threshold Amount with respect to shares of Series D Preferred Stock, the Series C Original Issue Price, the Series C Distribution Preference, and the Series C Preferred Distribution Threshold Amount with respect to shares of Series C Preferred Stock, the Series B Original Issue Price, the Series B Distribution Preference, and the Series B Preferred Distribution Threshold Amount with respect to shares of Series B Preferred Stock, the Series A-1 Original Issue Price, the Series A-1 Distribution Preference, and the Series A-1 Preferred Distribution Threshold Amount with respect to shares of Series A-1 Preferred Stock, and the Series A Original Issue Price, the Series A Distribution Preference, and the Series A Preferred Distribution Threshold Amount with respect to shares of Series A Preferred Stock, in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Series D Original Issue Price, the Series D Distribution Preference, and the Series D Preferred Distribution Threshold Amount with respect to shares of Series D Preferred Stock, the Series C Original Issue Price, the Series C Distribution Preference, and the Series C Preferred Distribution Threshold Amount with respect to shares of Series C Preferred Stock, the Series B Original Issue Price, the Series B Distribution Preference, and the Series B Preferred Distribution Threshold Amount with respect to shares of Series B Preferred Stock, the Series A-1 Original Issue Price, the Series A-1 Distribution Preference, and the Series A-1 Preferred Distribution Threshold Amount with respect to shares of Series A-1 Preferred Stock, and the Series A Original Issue Price, the Series A Distribution Preference, and the Series A Preferred Distribution Threshold Amount with respect to shares of Series A Preferred Stock, in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g)    Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 (“Distribution Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by Recapitalization, capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price, Series D Distribution Preference, Series C Distribution Preference, Series B Distribution Preference, Series A-1 Distribution Preference or Series A Distribution Preference, as applicable, and the Series D Preferred Distribution Threshold Amount, Series C Preferred Distribution Threshold Amount, Series B Preferred Distribution Threshold Amount, the Series A-1 Preferred Distribution Threshold Amount or Series A Preferred Distribution Threshold Amount, as applicable, at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i)    Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of a majority of the outstanding shares of such series either before or after the issuance causing the adjustment; provided that, (1) with respect to any series vote of the holders of Series B Preferred Stock, such majority shall include the Series B Waiver and (2) with respect to any series vote of the holders of Series C Preferred Stock, such majority shall include the Series C Waiver.

(j)    Notices of Record Date. In the event that this Corporation shall propose at any time:

(i)    to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii)    to effect any reclassification or Recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii)    to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a Deemed Liquidation Event;

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the Requisite Preferred Consent.

(k)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.    Voting.

(a)    Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)    No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c)    Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote and may act by written consent in the same manner as the Common Stock. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(d)    Election of Directors. The holders of Series C Preferred Stock, voting as a separate class either by written consent or at a special meeting, shall be entitled to elect one member of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series C Director”), the holders of Series B Preferred Stock, voting as a separate class either by written consent or at a special meeting, shall be entitled to elect one member of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series B Director”), the holders of Series A-1 Preferred Stock, voting as a separate class either by written consent or at a special meeting, shall be entitled to elect three members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series A-1 Directors” and, together with the Series C Director and the Series B Director, the “Preferred Directors”). The holders of Common Stock, voting as a separate class either by written consent or at a special meeting, shall be entitled to elect one member of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. Any additional members of the Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting together as a single class. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

(e)    Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(f)    Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

(g)    California Section 2115. To the extent that Section 2115 of the California General Corporation Law makes Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law applicable to the Corporation, the Corporation’s stockholders shall have the right to cumulate their votes in connection with the election of directors as provided by Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law.

6.    Redemption.

(a)    Except to the extent prohibited by Delaware law governing distributions to stockholders, at any time after the fifth anniversary of the date of the filing of this Sixth Amended and Restated Certificate of Incorporation, and at the election of Requisite Preferred Consent, this Corporation shall redeem all (but not less than all) outstanding shares of Preferred Stock which have not been converted into Common Stock pursuant to Section 4, in three equal annual installments (each a “Redemption Date”). The Corporation shall redeem the shares of Preferred Stock by paying in cash an amount per share equal to (a) with respect to the Series D Preferred Stock, the Series D Original Issue Price, plus an amount equal to all declared and unpaid dividends thereon, whether or not earned (the “Series D Redemption Price”), (b) with respect to the Series C Preferred Stock, the Series C Original Issue Price, plus an amount equal to all declared and unpaid dividends thereon, whether or not earned (the “Series C Redemption Price”), (c) with respect to the Series B Preferred Stock, the Series B Original Issue Price, plus an amount equal to all declared and unpaid dividends thereon, whether or not earned (the “Series B Redemption Price”), (d) with respect to the Series A-1 Preferred Stock, the Series A-1 Original Issue Price plus an amount equal to all declared and unpaid dividends thereon, whether or not earned (the “Series A-1 Redemption Price”), and (e) with respect to the Series A Preferred Stock, the Series A Original Issue Price plus an amount equal to all declared and unpaid dividends thereon, whether or not earned (the “Series A Redemption Price”). The number of shares of a series of Preferred Stock that the Corporation shall be required under this Section 7 to redeem on any one Redemption Date shall be equal to the amount determined by dividing: (a) the aggregate number of shares of such series of Preferred Stock outstanding immediately prior to the Redemption Date by; (b) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). For purposes hereof, the “Redemption Price” shall mean the Series D Redemption Price, Series C Redemption Price, Series B Redemption Price, the Series A-1 Redemption Price or the Series A Redemption Price, as applicable.

(b)    Any redemption effected pursuant to Section 6(a) shall be made on a pro rata basis among the holders of Preferred Stock in proportion to the shares of Preferred Stock then held by them. Funds available for such redemption shall be used to redeem all shares of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A-1 Preferred Stock, on a pari passu basis, before any shares of Series A Preferred Stock are redeemed. If the funds available for redemption of the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full Series D Redemption Price, Series C Redemption Price, Series B Redemption Price and Series A-1 Redemption Price, as applicable, the Corporation shall effect such redemption pro rata among the holders of the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A-1 Preferred so that each holder of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A-1 Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, the numerator of which is the number of shares of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A-1 Preferred Stock, as applicable, held by such holder with each number multiplied by the Series D Redemption Price, Series C Redemption Price, Series B Redemption Price or Series A-1 Redemption Price, as applicable of each share of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A-1 Preferred Stock held by such holder, and the denominator of which is the number of shares of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A-1 Preferred Stock outstanding multiplied by the Series D Redemption Price, Series C Redemption Price, Series B Redemption Price or Series A-1 Redemption Price, as applicable, of each such outstanding share of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock or Series A-1 Preferred Stock, as applicable. If the funds available for redemption of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A Redemption Price, the Corporation shall effect such redemption pro rata among the holders of the Series A Preferred Stock so that each holder of Series A Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, the numerator of which is the number of shares of Series A Preferred Stock held by such holder with each number multiplied by the Series A Redemption Price of each share of Series A Preferred Stock held by such holder, and the denominator of which is the number of shares of Series A Preferred Stock outstanding multiplied by the Series A Redemption Price of each such outstanding share of Series A Preferred Stock.

(c)    At least 15 days, but no more than 30 days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided herein, on or after the Redemption Date each holder of Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(d)    From and after the applicable Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption in the Redemption Notice as holders of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to the shares designated for redemption on such date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Preferred Stock. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are available for the redemption of shares of Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed.

(e)    On or prior to each Redemption Date, the Corporation may deposit the Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered a share certificate to the Corporation pursuant to Section 6(c). As of the Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 6(e) for the redemption of shares thereafter converted into shares of the Corporation’s Common Stock pursuant to Section 4 prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 6(e) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

7.    Amendments and Changes. At any time when shares of Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do or consent to do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of Requisite Preferred Consent, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)    amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation;

(b)    increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Preferred Stock or any series thereof;

(c)    authorize or create (by reclassification, merger or otherwise) or issue or obligate itself to issue any new class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to dividends, redemption or payments upon liquidation senior to or on a parity with any series of Preferred Stock or issue any additional shares of Series D Preferred Stock;

(d)    liquidate, dissolve or wind-up the affairs of the Corporation, or enter into any transaction or series of related transactions deemed to be a Deemed Liquidation Event;

(e)    purchase or redeem or pay any dividend on any capital stock, other than (i) stock repurchased from former employees or consultants in connection with the cessation of their employment/services pursuant to agreements in effect at the Effective Time or approved by the Board of Directors (including at least three of the Preferred Directors) after the Effective Time, at the lower of fair market value or cost or (ii) stock repurchased pursuant to rights of first refusal contained in agreements in effect at the Effective Time or approved by the Board of Directors (including at least three of the Preferred Directors) after the Effective Time providing for such right;

(f)    change the size of the Board of Directors;

(g)    create, or authorize the creation of, or issue, or authorize the issuance of any debt security such that the Corporation’s aggregate indebtedness for borrowed money would exceed $1,000,000;

(h)    create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary or dispose of any subsidiary stock or all or substantially all of any subsidiary assets;

(i)     make any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Corporation;

(j)     make any loan or advance to any person, including, any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(k)     guarantee any indebtedness except for trade accounts of the Corporation or any subsidiary arising in the ordinary course of business;

(l)     enter into or be a party to any transaction with any director, officer or employee of the Corporation or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any such person, except proprietary information and invention assignment agreements, stock purchase or stock option agreements pursuant to an employee stock or option plan approved by the Board of Directors (including at least three of the Preferred Directors) or director indemnification agreements in the form approved by the Board of Directors (including at least three of the Preferred Directors);

(m)     change the principal business of the Corporation, enter new lines of business, or exit the current line of business;

(n)     sell, assign, license, pledge or encumber material technology or intellectual property, other than in the ordinary course of business; or

(o)    adopt or amend any equity incentive plan of the Corporation.

8.    Notices. Any notice required by the provisions of this Article V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Unless otherwise set forth herein, the number of directors that constitute the Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE IX

Unless otherwise set forth herein and in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE X

1.    To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2.    The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3.    Neither any amendment nor repeal of this Article X, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XII

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. No amendment or repeal of this Article XII shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities which such officer, director or stockholder becomes aware prior to such amendment or repeal.

ARTICLE XIII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

CERTIFICATE OF AMENDMENT NO. 1

TO THE

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ANNEXON, INC.

Annexon, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

A.    The name of this corporation is Annexon, Inc., and the original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on March 3, 2011.

B.    The amendment to the Sixth Amended and Restated Certificate of Incorporation of the corporation herein certified was duly adopted by this corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

C.    Article IV of the Sixth Amended and Restated Certificate of Incorporation of the corporation is hereby amended and restated in its entirety as follows:

“That, effective upon the filing of this Certificate of Amendment No. 1 to the Sixth Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware, a one-for-8.81 reverse stock split of the Corporation’s Common Stock (as defined below) shall become effective, pursuant to which each 8.81 shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the filing of this Certificate of Amendment No. 1 shall be reclassified and reconstituted into one validly issued, fully-paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the filing of this Certificate of Amendment No. 1 (such reclassification and reconstitution of shares, the “Reverse Stock Split”). The par value of the Common Stock and the Preferred Stock (as defined below) following the Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the filing of this Certificate of Amendment No. 1 of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the filing of this Certificate of Amendment No. 1, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the filing of this Certificate of Amendment No. 1, shall be entitled to receive a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by the fair value per share as determined by the Board of Directors.

Each stock certificate that, immediately prior to the filing of this Certificate of Amendment No. 1, represented shares of Common Stock that were issued and outstanding immediately prior to the filing of this Certificate of Amendment No. 1 shall, from and after the filing of this Certificate of Amendment No. 1, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the filing of this Certificate of Amendment No. 1 into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the filing of this Certificate of Amendment No. 1); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the filing of this Certificate of Amendment No. 1 shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the filing of this Certificate of Amendment No. 1 into which the shares of Common Stock formerly represented by such certificate shall have been reclassified; and provided further, however, that whether or not fractional shares would be issuable as a result of the Reverse Stock Split shall be determined on the basis of (i) the total number of shares of Common Stock that were issued and outstanding immediately prior to the filing of this Certificate of Amendment No. 1 formerly represented by certificates that the holder is at the time surrendering for a new certificate evidencing and representing the number of whole shares of Common Stock after the filing of this Certificate of Amendment No. 1 and (ii) the aggregate number of shares of Common Stock after the filing of this Certificate of Amendment No. 1 into which the shares of Common Stock formerly represented by such certificates shall have been reclassified. For the foregoing purposes, all shares of Common Stock held by a holder shall be aggregated (thus resulting in no more than one fractional share per holder).

This Corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares of stock that the Corporation shall have authority to issue is four hundred twenty-two million, five hundred sixty-seven thousand, nine hundred twenty-four (422,567,924), consisting of two hundred thirty-nine million, one hundred thousand (239,100,000) shares of common stock, $0.001 par value per share (“Common Stock”), and one hundred eighty-three million, four hundred sixty-seven thousand, nine hundred twenty-four (183,467,924) shares of Preferred Stock, $0.001 par value per share. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of one million fifteen thousand four hundred thirty-four (1,015,434) shares; the second series of Preferred Stock shall be designated “Series A-1 Preferred Stock” and shall consist of sixteen million, three hundred ninety-eight thousand, nine hundred ninety-five (16,398,995) shares; the third series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of thirty eight million, seven hundred seventy-eight thousand, ninety (38,778,090) shares; the fourth series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of fifty-five million, five hundred fifty-five thousand, five hundred forty-six (55,555,546) shares; and the fifth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of seventy-one million, seven hundred nineteen thousand, eight hundred fifty-nine (71,719,859) shares.”

D.    The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 (by written consent of the stockholders) of the General Corporation Law of the State of Delaware.

*****

IN WITNESS WHEREOF, Annexon, Inc. has caused this Certificate of Amendment No. 1 to the Sixth Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this 17th day of July, 2020.

ANNEXON, INC.

By:	/s/ Douglas Love
Name: Douglas Love
Title: Chief Executive Officer